SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        CIRCUIT CITY STORES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           Circuit City Stores, Inc.


                               9950 Mayland Drive
                           Richmond, Virginia 23233



                   Notice of Annual Meeting of Shareholders

                                 June 16, 1998

TO THE HOLDERS OF CIRCUIT CITY STORES, INC. -- CIRCUIT CITY GROUP COMMON STOCK AND CIRCUIT CITY STORES, INC. -- CARMAX GROUP COMMON STOCK:

     The annual meeting of shareholders of Circuit City Stores, Inc. (the "Company") will be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Tuesday, June 16, 1998, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

   1. To elect four directors to three-year terms;

   2. To consider a shareholder proposal; and

   3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of shares of Circuit City Group Common Stock or CarMax Group Common Stock at the close of business on May 1, 1998, will be entitled to vote at the meeting and any adjournments thereof.

     Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the return envelope provided.

     You are cordially invited to attend the meeting.



                                        By Order of the Board of Directors

                                        /s/ MICHAEL T. CHALIFOUX
                                        ----------------------------------
                                        MICHAEL T. CHALIFOUX, Secretary




May 12, 1998

                                PROXY STATEMENT

     This Proxy Statement, mailed to holders of Circuit City Group Common Stock and CarMax Group Common Stock on or about May 12, 1998, is furnished in connection with the solicitation by Circuit City Stores, Inc. of proxies in the accompanying form for use at the annual meeting of shareholders to be held on June 16, 1998, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended February 28, 1998, is being mailed to you with this Proxy Statement.

     In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph, electronic means and personal interview. The Company also has retained Morrow & Co., Inc. of New York, New York, to assist in the solicitation of proxies of shareholders whose shares are held in street name by brokers, banks and other institutions at an approximate cost of $6,000 plus out-of-pocket expenses. The Company will bear the cost of all solicitation.

     Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan (the "Circuit City Stock Purchase Plan") will receive proxy soliciting material for the shares of Circuit City Group Common Stock held on each participant's behalf by First Union National Bank of North Carolina, as Custodian. Participants in the 1997 Employee Stock Purchase Plan for CarMax Group Employees (the "CarMax Stock Purchase Plan") also will receive proxy soliciting material for the shares of CarMax Group Common Stock held on each participant's behalf by First Union, as Custodian. Those proxies should be returned, properly executed, in the envelope provided. The Custodian will vote returned proxies in accordance with the participants' instructions. If a participant does not vote his or her Circuit City Stock Purchase Plan shares or CarMax Stock Purchase Plan shares, the Custodian will vote such shares in accordance with the recommendations of the Company's management.

     On May 1, 1998, the date for determining shareholders entitled to vote at the meeting, 99,536,965 shares of Circuit City Group Common Stock and 22,386,010 shares of CarMax Group Common Stock were outstanding and entitled to vote. References to "Common Stock" in this Proxy Statement refer to the Circuit City Group Common Stock and the CarMax Group Common Stock, collectively. The holders of both series of Common Stock will vote together as a single group at the meeting. Each outstanding share of Circuit City Group Common Stock entitles the holder thereof to one vote; each outstanding share of CarMax Group Common Stock entitles the holder thereof to 0.284 votes; the total number of votes which shareholders may cast at the meeting, based on shares outstanding on the record date, is 105,894,592. The voting rights of the CarMax Group Common Stock have been determined from the recent market values of each series of the Company's Common Stock in accordance with the formula set forth in the Company's Articles of Incorporation.

     Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein and against the shareholder proposal set forth herein, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

     A majority of the total votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.

     The election of each nominee for director requires the affirmative vote of the holders of the shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting, including the shareholder proposal, require that the votes cast in favor of the action exceed votes cast against it. Abstentions and Broker shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

                       ITEM ONE -- ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of 11 directors, who are divided into three classes with staggered terms. The terms of Richard N. Cooper, Richard L. Sharp and Alan L. Wurtzel as directors of the Company will expire at the time of the annual meeting of shareholders. Robert S. Jepson, Jr. was appointed by the Board to serve as a director effective August 1997 until the next annual meeting of shareholders. The Company recommends the reelection of Messrs. Cooper, Jepson, Sharp and Wurtzel to three-year terms.

     Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

     Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below.


Nominees for Election to Three-Year Terms




RICHARD N. COOPER, 63, Professor of Economics at Harvard University since
1981. He is a director of the Phoenix Home Mutual Life Insurance Co., the
Warburg-Pincus Funds and the CNA Corporation. He has been a director of the Company since 1983.

ROBERT S. JEPSON, JR., 55, Chairman of the Board and Chief Executive Officer
of Kuhlman Corporation, the principal business of which is the manufacture of electrical and industrial products. He has been a director of the Company since August
1997.

RICHARD L. SHARP, 51, Chairman of the Board and Chief Executive Officer of
the Company. Mr. Sharp joined the Company as an Executive Vice President in 1982.
He was President of the Company from June 1984 to March 1997 and became Chief
Executive Officer in 1986 and Chairman of the Board in 1994. He is a director of Fort
James Corporation and Flextronics International, Ltd. He has been a director of the
Company since 1983.

ALAN L. WURTZEL, 64, Vice Chairman of the Board of the Company. Mr. Wurtzel joined the Company in 1966, was elected President in 1970 and served as Chief
Executive Officer from 1972 to 1986. He also served as Chairman of the Board from 1984 until 1994, when he became Vice Chairman. He is a director of Dollar Tree
Stores, Inc. He has been a director of the Company since 1966.

Directors Whose Terms Do Not Expire This Year



MICHAEL T. CHALIFOUX, 51, Senior Vice President, Chief Financial Officer and
Secretary of the Company. Mr. Chalifoux joined the Company in 1983 as Corporate
Controller and was elected Vice President and Chief Financial Officer in 1988. He became Senior Vice President and Chief Financial Officer in 1990 and became
Secretary in 1993. He has been a director of the Company since 1991. His present term will expire in 2000.

BARBARA S. FEIGIN, 60, Executive Vice President and Worldwide Director of
Strategic Services of Grey Advertising, Inc., the principal business of which is advertising and marketing communications. Ms. Feigin has held her current position for the past 14 years. She is a director of VF Corporation. She has been a director of the Company since 1994. Her present term will expire in 2000.

HUGH G. ROBINSON, 65, Chairman and Chief Executive Officer, The Tetra Group,
a consulting firm that provides construction management and business development services, since 1989. Mr. Robinson is a retired Major General from the United States
Army. He is a director of A.H. Belo Corporation, TU Electric, Guaranty Federal
Savings Bank and Smith Environmental Technologies. He has been a director of the
Company since 1995. His present term will expire in 1999.

WALTER J. SALMON, 67, Stanley Roth Senior Professor of Retailing, Emeritus,
Harvard Business School, since 1980. Mr. Salmon is a director of Hannaford Bros.
Company; Luby's Cafeterias, Inc.; The Neiman Marcus Group; Harrah's
Entertainment, Inc.; The Quaker Oats Company; Cole National Corporation and
PetsMart, Inc. He has been a director of the Company since 1992. His present term will expire in 1999.

MIKAEL SALOVAARA, 44, Partner, Greycliff Partners, since 1991. Mr. Salovaara was a Limited Partner of The Blackstone Group L.P. from 1994 to 1996. The principal business of The Blackstone Group L.P. and Greycliff Partners is merchant banking. He is a director of Granite Broadcasting Corporation. He has been a director of the
Company since 1995. His present term will expire in 1999.


JOHN W. SNOW, 58, Chairman, President and Chief Executive Officer, CSX
Corporation, a transportation company. Mr. Snow was elected President and Chief
Executive Officer in 1989 and added the title of Chairman in 1991. He is a director of
Textron Inc. and USX Corporation. He has been a director of the Company since
1996. His present term will expire in 1999.

EDWARD VILLANUEVA, 63, financial consultant since 1987. In addition, Mr.
Villanueva served as acting President and Chief Financial Officer of Richfood
Holdings, Inc., a wholesale food distributor, from January 1990 to May 1990 and
August 1990, respectively. He is a director of Richfood Holdings, Inc. Mr. Villanueva was employed by the Company from 1967 to 1987. He has been a director of the
Company since 1978. His present term will expire in 2000.

                      BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth information about the equity securities of the Company beneficially owned as of February 28, 1998, by (i) each executive officer named in the Summary Compensation Table; (ii) each director or nominee for director of the Company; (iii) directors and executive officers as a group; and (iv) each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Circuit City Group Common Stock or CarMax Group Common Stock. Unless otherwise noted, each shareholder has sole voting power and sole investment power with respect to securities beneficially owned.



                                                                    Shares of                          Shares of
                                      Circuit City Group       Circuit City Group                    CarMax Group
                                      Option Shares Which         Common Stock                       Common Stock
                                        May Be Acquired        Beneficially Owned      Percent    Beneficially Owned    Percent
                                     Within 60 Days After             as of               of             as of            of
                Name                   February 28, 1998      February 28, 1998 (1)     Series     February 28, 1998    Series
----------------------------------- ---------------------- -------------------------- --------- ---------------------- --------
Named Executive Officers
Richard L. Sharp**                           570,110            1,547,705                 1.6%             0                *
W. Alan McCollough                           124,353              222,278 (3)(4)            *              0                *
Richard S. Birnbaum                          178,956              297,217 (3)               *              0                *
John A. Fitzsimmons                           83,250              160,801 (3)               *              0                *
Michael T. Chalifoux**                       139,783              261,106 (3)               *              0                *

Directors/Director Nominees
Richard N. Cooper                              7,094               38,668                   *              0                *
Barbara S. Feigin                              1,215                3,015                   *              0                *
Robert S. Jepson, Jr.                              0               10,000                   *              0                *
Hugh G. Robinson                                   0                    0                   *              0                *
Walter J. Salmon                               6,678               15,278                   *              0                *
Mikael Salovaara                                   0                7,000 (5)               *              0                *
John W. Snow                                       0                2,800                   *              0                *
Edward Villanueva                              4,030              237,886 (6)               *              0                *
Alan L. Wurtzel                               12,498              443,568 (7)               *              0                *

All directors, director nominees
and executive officers as a group
(20 persons)                               1,319,954            3,639,614 (3)(8)          3.7%       266,666 (2)          1.2%

Beneficial Owners of More than 5%
FMR Corp.                                     N/A              14,121,120 (9)            14.2%         N/A
82 Devonshire Street
Boston, MA 02109

The Capital Group Companies, Inc.             N/A               6,477,050 (10)            6.5%     3,506,000 (11)        15.7%
333 South Hope Street
Los Angeles, CA 90071

The Equitable Companies
Incorporated                                  N/A                  N/A                            10,097,282 (12)        45.1%
1290 Avenue of the Americas
New York, NY 10104

SBC Holding (USA) Inc.                        N/A               8,890,811 (13)            8.9%         N/A
222 Broadway
New York, NY 10038

J.P. Morgan & Co., Incorporated               N/A               7,494,902 (14)            7.5%         N/A
60 Wall Street
New York, NY 10260

----------
 * Less than 1 percent of Class, based on the total number of shares of Circuit City Group Common Stock and CarMax Group Common Stock outstanding on May 1, 1998.

 ** Messrs. Sharp and Chalifoux are also directors of the Company.

(1) Includes the shares of Circuit City Group Common Stock that could be acquired through exercise of stock options within 60 days after February 28, 1998.

(2) Represents the shares of CarMax Group Common Stock that could be acquired through the exercise of a stock option within 60 days after February 28, 1998.

(3) Includes restricted shares of Circuit City Group Common Stock as follows:
    Mr. McCollough 75,500; Mr. Birnbaum 40,500; Mr. Fitzsimmons 40,500; Mr. Chalifoux 40,500; and 101,919 awarded to other executive officers. See the Summary Compensation Table on page 8.

(4) Includes 100 shares held by Mr. McCollough's daughter. Mr. McCollough disclaims beneficial ownership of such 100 shares.

(5) Includes 1,000 shares held by Mikael Salovaara and B.A.S. Salovaara Foundation Trust. Mr. Salovaara disclaims beneficial ownership of such 1,000 shares.

(6) Includes 16,600 shares held by Mr. Villanueva as trustee of trusts for the benefit of his children. Mr. Villanueva disclaims beneficial ownership of such 16,600 shares.

(7) Includes 138,000 shares held by Mr. Wurtzel as trustee of trusts for the benefit of his children, 233,070 shares held by Alan Wurtzel Revocable Trust and 60,000 shares held by Alan Wurtzel Charitable Remainder Unitrust. Mr. Wurtzel disclaims beneficial ownership of all the aforementioned shares.

(8) Beneficial ownership is disclaimed for a total of 481,509 shares.

(9) Information concerning the Circuit City Group Common Stock beneficially owned by FMR Corp. as of December 31, 1997, was obtained from a Schedule 13G dated February 14, 1998. FMR is a parent holding company, and Edward
    C. Johnson 3d and Abigail P. Johnson may be deemed members of a group that controls FMR. The Schedule 13G indicates that the 14,121,120 shares beneficially owned include: (i) 13,073,840 shares or 13.1 percent of the oustanding shares of Circuit City Group Common Stock beneficially owned by Fidelity Management & Research Company ("Fidelity"), a registered investment advisor and a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various registered investment companies (the "Fidelity Funds"); and (ii) 1,047,280 shares or 1.1 percent of the outstanding shares of Circuit City Group Common Stock beneficially owned by Fidelity Management Trust Company, a bank and a wholly-owned subsidiary of FMR Corp. (the "Fidelity Trust") as a result of its serving as investment manager of institutional accounts (the "Institutional Accounts"). According to the Schedule 13G, each of FMR, Mr. Johnson, and Fidelity Funds has sole dispositive power over the Fidelity Funds' shares, but neither FMR nor Mr. Johnson has sole power to vote these shares, a power which resides with the Fidelity Funds' Board of Trustees. Each of FMR and Mr. Johnson has sole dispositive power over the 1,047,280 shares beneficially owned by Fidelity Trust and sole power to vote 442,880 of those shares, but no power to vote 604,400 of those shares.

(10) Information concerning the Circuit City Group Common Stock beneficially owned by The Capital Group Companies, Inc. as of December 31, 1997, was obtained from a Schedule 13G dated February 10, 1998. The Company was informed that no account managed by The Capital Group Companies, Inc. or its affiliates owns 5 percent or more of Circuit City Group Common Stock. The filing indicates that of the 6,477,050 shares beneficially owned, The Capital Group Companies, Inc. has sole voting power for 1,828,150 shares and sole dispositive power for 6,477,050 shares, but disclaims beneficial ownership of any shares.

(11) Information concerning the CarMax Group Common Stock beneficially owned by The Capital Group Companies, Inc. as of December 31, 1997, was obtained from a Schedule 13G dated February 10, 1998. According to this filing, one entity, Capital Research and Management Company, an investment adviser registered under the Investment Adviser Act of 1940, has sole dispositive power for 2,200,000 shares or 9.8 percent of the outstanding shares of CarMax Group Common Stock. American Variable Insurance Series-Growth-Income Fund, an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, has sole voting power for 1,300,000 of the 2,200,000 shares or 5.8 percent of the outstanding shares of CarMax Group Common Stock. With respect to 1,306,000 shares beneficially owned by Capital Guardian Trust Company, a wholly owned subsidiary of The Capital Group Companies, Inc., the filing reflects sole voting power for 1,212,000 shares and sole dispositive power for 1,306,000 shares or 5.8 percent of the outstanding shares of CarMax Group Common Stock. The filing indicates that of the 3,506,000 shares beneficially owned, The Capital Group Companies, Inc. has sole voting power for 1,212,000 shares and sole dispositive power for 3,506,000 shares, but disclaims beneficial ownership of any shares.

(12) Information concerning the CarMax Group Common Stock beneficially owned by The Equitable Companies Incorporated as of March 31, 1998, was obtained from a Schedule 13G dated April 10, 1998, filed by Equitable Companies; AXA-UAP, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, as a group which beneficially owns a majority interest in AXA-UAP. According to this filing, the interest of one entity, Alliance Capital Management L.P., an investment adviser registered under the Investment Adviser Act of 1940, amounted to 9,587,282 shares or 42.8 percent of the outstanding shares of CarMax Group Common Stock. The filing indicates that of the 10,097,282 shares beneficially owned, The Equitable Companies Incorporated has sole voting power for 732,177 shares, shared voting power for 9,351,800 shares, sole dispositive power for 10,087,282 shares and shared dispositive power for 10,000 shares.

(13) Information concerning the Circuit City Group Common Stock beneficially owned by SBC Holding (USA) Inc. as of December 31, 1997, was obtained from a Schedule 13G dated February 11, 1998. According to this filing, SBC Holding (USA) Inc. has shared voting power and shared dispositive power for the 8,890,811 shares. The filing indicates that Swiss Bank Corporation also has shared voting power and shared dispositive power for the 8,890,811 shares. In addition, Brinson Partners, Inc., an investment advisor registered under the Investment Advisor Act of 1940, and Brinson Holdings, Inc., both have shared voting power and shared dispositive power for 8,879,400 of the shares or 8.9 percent of the outstanding shares of Circuit City Group Common Stock. The Company is informed that no account managed by Brinson Partners, Inc. holds more than 5 percent of Circuit City Group Common Stock.

(14) Information concerning the Circuit City Group Common Stock beneficially owned by J.P. Morgan & Co., Inc. as of December 31, 1997, was obtained from a Schedule 13G dated February 13, 1998. The Company is informed that no account managed by J.P. Morgan & Co., Inc. or its affiliates owns 5 percent or more of Circuit City Group Common Stock. The filing indicates that of the 7,494,902 shares beneficially owned, J.P. Morgan & Co., Inc. has sole voting power for 5,129,106 shares, shared voting power for 6,945 shares, sole dispositive power for 7,452,277 shares and shared dispositive power for 42,625 shares.


                       CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held seven meetings during the fiscal year ended February 28, 1998. No director attended less than 75 percent of the aggregate number of meetings of the Board and of the committees on which he or she served except Richard N. Cooper who attended 69 percent.

     The Audit Committee is composed of Edward Villanueva, Chairman, Richard N. Cooper, Barbara S. Feigin and Hugh G. Robinson. Three meetings were held during the fiscal year ended February 28, 1998. The functions of this Committee include making recommendations to the Board regarding the selection of independent auditors, conferring with the independent auditors and reviewing the scope and results of their work as well as the fees therefor, reviewing the Company's internal audit procedures and approving the nature and scope of non-audit services performed by the Company's independent auditors as well as the fees therefor.

     The Compensation and Personnel Committee is composed of John W. Snow, Chairman, Robert S. Jepson, Jr., Walter J. Salmon and Mikael Salovaara. Five meetings were held during the fiscal year ended February 28, 1998. The functions of this Committee include reviewing, evaluating and approving the amount, design, and implementation of compensation programs for officers and key personnel, making awards under and administering the Company's stock incentive programs, reviewing and making recommendations with respect to senior management organization and reviewing the Company's programs for attracting and compensating management personnel at lower and middle levels.

     The Pension Investment Committee is composed of Mikael Salovaara, Chairman, Richard N. Cooper, Hugh G. Robinson, Edward Villanueva and Alan L. Wurtzel. Three meetings were held during the fiscal year ended February 28, 1998. The functions of this Committee include establishing the funding policy of the Employees' Retirement Plan of Circuit City Stores, Inc. (the "Pension Plan"), appointing Pension Plan investment managers and allocating Pension Plan assets among managers for investment, employing accountants and actuaries for the Pension Plan, making recommendations to the Board concerning the appointment or removal of the Trustee for the Pension Plan, establishing investment objectives to be followed by the Trustee and investment managers and monitoring the performance of the Trustee and Pension Plan investment managers. This Committee also may make recommendations concerning investments to the Trustee and the investment managers.

     The Nominating and Structure Committee is composed of Alan L. Wurtzel, Chairman, Barbara S. Feigin, Robert S. Jepson, Jr., Walter J. Salmon and John
W. Snow. Five meetings were held during the fiscal year ended February 28, 1998. The functions of this Committee include recommending candidates for election as directors and reviewing and recommending policies with regard to the size and composition of the Board. The Committee considers nominees for the Board recommended by the Company's shareholders.

     In accordance with the Company's Bylaws, a shareholder who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. Such notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the annual meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by any shareholder who directs a written request for the same to the Secretary of the Company.


                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     Summary Compensation Table. The table below sets forth for the years ended February 28, 1998, February 28, 1997, and February 29, 1996, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 28, 1998, were the Company's Chief Executive Officer ("CEO") and the other four most highly compensated executive officers of the Company other than the CEO. The only stock appreciation rights ("SARs") granted were Change of Control SARs (described on page 15), which were granted in connection with each of the options. No free-standing SARs have been granted. All of the following long-term compensation awards are Circuit City Group Common Stock awards. No CarMax Group Common Stock awards were granted to the Company's CEO and other four most highly compensated executive officers through fiscal year 1998.


                                                                                  Long-Term
                                          Annual Compensation                Compensation Awards
                                         ---------------------   -------------------------------------------
                                                                      Restricted             Securities
                                                                         Stock               Underlying
          Name and              Fiscal     Salary      Bonus           Awards(3)            Options/SARs
     Principal Position          Year        $           $                 $                      #
----------------------------   -------   ---------   ---------   --------------------   --------------------
Richard L. Sharp                1998     854,757      630,000                  0                 83,000
 Chairman of the Board and      1997     712,988      177,500                  0              1,100,000 (4)
 Chief Executive Officer        1996     685,509      376,750                  0                127,000

W. Alan McCollough              1998     600,809      252,000          1,612,844 (2)                  0
 President and                  1997     428,967       37,188            796,875 (1)            170,000
 Chief Operating Officer        1996     383,494       73,150                  0                 40,000

Richard S. Birnbaum             1998     551,527      192,500          1,293,469 (2)             20,000
 Executive Vice President       1997     524,450       65,000                  0                160,000
 Operations                     1996     503,355      137,500                  0                 45,000

John A. Fitzsimmons             1998     505,911      175,000          1,293,469 (2)             84,000
 Senior Vice President          1997     489,450       42,438                  0                120,000
 Administration                 1996     468,356       89,513                  0                 30,000

Michael T. Chalifoux            1998     492,154      175,000          1,293,469 (2)             84,000
 Senior Vice President,         1997     437,130       38,063                  0                120,000
 Chief Financial Officer        1996     413,355       78,925                  0                 30,000
 and Secretary

----------
(1) Mr. McCollough was awarded 25,000 shares of restricted stock on February 20, 1997, in connection with his promotion to President and Chief Operating Officer. The amount in the above table is based on the closing price for Circuit City Group Common Stock on the date of the award which was $31.875. The stock will vest in even increments on April 20, 2000; April 20, 2001; and April 20, 2002. Dividends are paid on restricted stock during the restricted period.

(2) On December 9, 1997, Mr. McCollough was awarded 50,500 shares of restricted stock, and Mr. Birnbaum, Mr. Fitzsimmons, and Mr. Chalifoux were each awarded 40,500 shares of restricted stock. The amount in the above table is based on the closing price for Circuit City Group Common Stock on the date of the award which was $31.9375. The stock will vest at the end of seven years with provisions for accelerated vesting based upon performance. Performance criteria are based on a total return on Circuit City Group Common Stock compared against a peer group consisting of large, publicly traded consumer electronics companies. Based on the Company's comparative performance, the awards may vest at 40 percent after the first year, 40 percent after the second year, and 20 percent after the third year. Dividends are paid on restricted stock during the restricted period.


(3) The number and value of each executive officer's restricted stock holdings at the end of the fiscal year ended February 28, 1998, based on a February 27, 1998, closing price for the Circuit City Group Common Stock of $38.625 were as follows: Mr. McCollough: 75,500 shares with a total value of $2,916,188; and Mr. Birnbaum, Mr. Fitzsimmons and Mr. Chalifoux: 40,500 shares each with a value of $1,564,313 each.

(4) In fiscal 1997, Mr. Sharp was granted a special long-term option of 1,000,000 shares of Circuit City Group Common Stock which was designed to promote and reward extraordinary long-term performance by the Company through Mr. Sharp's leadership. Mr. Sharp must stay with the Company for at least five years to obtain the benefit of the option, which will expire six years from the date of grant. The exercise price for the option was $59 which was twice the trading price range of the Circuit City Group Common Stock when the option was granted. Therefore, the option will only have value if the Circuit City Group Common Stock more than doubles in price within six years.


     Options/SAR Grants in Last Fiscal Year. The table below sets forth for the fiscal year ended February 28, 1998, the grants of Circuit City Group Common Stock options and SARs to the executive officers named in the Summary Compensation Table. The only SARs granted were Change of Control SARs (described on page 15), which were granted in connection with each of the options. No free-standing SARs have been granted.




                                                                                          Potential Realization Value
                            Number of                                                     at Assumed Annual Rates of
                           Securities       % of Total                                     Stock Price Appreciation
                           Underlying      Options/SARs                                         for Option Term
                          Options/SARs      Granted to       Exercise      Expiration   -------------------------------
                             Granted        Employees       Price (1)         Date            5%               10%
                         --------------   -------------   -------------   -----------   --------------   --------------
Richard L. Sharp             83,000            8.86%       $   36.000      06/17/04      $ 1,201,817      $ 2,814,549
W. Alan McCollough                0               0                 -             -                0                0
Richard S. Birnbaum          20,000            2.13            33.375      08/18/04          276,138          639,360
John A. Fitzsimmons          84,000            8.96            33.375      08/18/04        1,159,780        2,685,313
Michael T. Chalifoux         84,000            8.96            33.375      08/18/04        1,159,780        2,685,313

----------
(1) The exercise price for all of the options is the fair market value of the Circuit City Group Common Stock on the date of grant.

     Aggregated Options/SAR Exercises and Fiscal Year-End Option/SAR Value Table. The following table sets forth information concerning Circuit City Group Common Stock option exercises and fiscal year-end option/SAR values as of February 28, 1998, for the executive officers named in the Summary Compensation Table. The only SARs outstanding were Change of Control SARs (described on page
15).

                                                               Number of Securities               Value of Unexercised
                                                              Underlying Unexercised                  In-the-Money
                                                                  Options/SARs at                   Options/SARs at
                             Number of                           February 28, 1998                 February 28, 1998
                          Shares Acquired       Value     -------------------------------   --------------------------------
                            on Exercise       Realized     Exercisable     Unexercisable      Exercisable      Unexercisable
                         -----------------   ----------   -------------   ---------------   ---------------   --------------
Richard L. Sharp                    0         $      0       513,360         919,417         $ 10,160,418      $ 2,588,567
W. Alan McCollough             20,000          470,000        89,853         182,125            1,684,706        1,753,138
Richard S. Birnbaum                 0                0       117,956         221,500            2,284,096        2,420,870
John A. Fitzsimmons                 0                0        63,750         214,500            1,056,636        1,841,776
Michael T. Chalifoux                0                0       120,283         213,875            2,312,899        1,828,944

     Pension Plan Table. The following table illustrates estimated annual retirement benefits payable under the Company's defined benefit pension plan (the "Pension Plan") to persons in specified compensation and years of service classifications.




                             Estimated* Annual Pension for Representative Years
                                            of Credited Service
 Highest Consecutive    ------------------------------------------------------------
  Five-Year Average
     Compensation           15          20          25          30           35
---------------------   ---------   ---------   ---------   ---------   ------------
$  400,000 ..........     86,965    115,953     144,942     173,930        202,918
$  600,000 ..........    131,965    175,953     219,942     263,930        307,918
$  800,000 ..........    176,965    235,953     294,942     353,930        412,918
$1,000,000 ..........    221,965    295,953     369,942     443,930        517,918
$1,200,000 ..........    266,965    355,953     444,942     533,930        622,918
$1,400,000 ..........    311,965    415,953     519,942     623,930        727,918
$1,600,000 ..........    356,965    475,953     594,942     713,930        832,918
$1,800,000 ..........    401,965    535,953     669,942     803,930        937,918
$2,000,000 ..........    446,965    595,953     744,942     893,930      1,042,918

----------
* The Internal Revenue Code limits the annual retirement benefits that may be paid from, and the amount of compensation that may be recognized by, the Pension Plan. For 1998, these limits are $130,000 and $160,000, respectively.

     The Pension Plan covers employees who satisfy certain age and service requirements. Benefits are based on a designated percentage of the average of compensation for the five highest of the last 10 consecutive years of employment, weighted according to years of credited service, and integrated with Social Security covered compensation. For Pension Plan purposes, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. For Pension Plan purposes, compensation for those individuals listed in the Summary Compensation Table is substantially the same as the amounts listed under the Salary and Bonus headings.

     For purposes of the Pension Plan, credited years of past and future service for Messrs. Sharp, McCollough, Birnbaum, Fitzsimmons and Chalifoux will be 29, 28, 45, 21 and 29 years, respectively, at age 65.


Report of Compensation and Personnel Committee


Compensation Philosophy

     The Compensation and Personnel Committee (the "Committee"), which is composed entirely of outside independent directors, reviews, evaluates and approves the amount, design and implementation of the Company's compensation system for executive officers. The Committee believes that corporate performance and, in turn, shareholder value will be best enhanced by a compensation system that supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve these objectives. Executive officer incentive compensation programs are tied to Company-wide achievement of annual financial goals and the market value of the Company's stock. The Committee believes that the use of Company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. For other salaried employees, the incentive compensation program is also tied to divisional, departmental or store business goals and, in some cases, individual performance.

     For the Company's 1998 fiscal year, the Committee made its compensation decisions based on a review of the Company's 1997 fiscal year performance, on the Company's budget and other projections for the 1998 fiscal year, and on the Company's performance in comparison to certain of its competitors. During the 1998 fiscal year, the Committee engaged a nationally known independent compensation consultant to make an evaluation of the structure of the Company's compensation practices in comparison to industry standards. The compensation consultant determined that the Company's programs were generally consistent with prevailing practices but also recommended some adjustments. As a result of these recommendations, the Committee has adjusted some aspects of the Company's compensation practices as noted below. The Company is subject to Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to the executive officers named in the Summary Compensation Table which precedes this report. These provisions allow full deductibility of certain types of performance-based compensation. The Company's compensation practices, to the extent practicable, provide the maximum deductibility for compensation payments. Payments under the Annual Performance-Based Bonus Plan ("Bonus Plan") and awards under the Stock Incentive Plans qualify for deductibility under these provisions of the Internal Revenue Code.


Components of the Executive Compensation Program

     The Company's compensation program for executive officers consists generally of three components: base salary, an annual performance-based cash bonus and long-term stock incentives. In making compensation decisions, the Committee generally compares the compensation of the Company's executive officers with compensation of officers at certain other retail companies and has utilized a nationally known compensation consultant as it deemed necessary.


     The Committee generally compares various short- and long-term performance measures, including total shareholder return, return on average shareholders' equity, sales, net income and earnings per share for the Company and other companies with which it competes with for executive talent. The Committee has not established any particular level at which overall compensation will be set in respect to the compensation peer group. The Committee believes that the total compensation of the named executive officers is supported by the Company's competitive comparisons on the short- and long-term performance factors and is appropriate given the Company's overall performance. The individual elements of the executive compensation program are addressed below.


Annual Salary

     Each year, the Committee establishes salaries for executive officers. Such salaries are based on proposals submitted by the Company's Chief Executive Officer ("CEO") for annual salary for the executive officers other than himself. Based on an analysis by the compensation consultant, the Committee set the executive officer salaries for the 1998 fiscal year. The Committee believes that the current level of annual salaries for executive officers is appropriate and that it also provides for a large percentage of total compensation to be at risk under the incentive programs. In evaluating individual executive officers, the Committee may also consider, among other factors, (1) a qualitative evaluation of the individual executive officer's performance provided by the CEO, (2) the job responsibilities of the individual executive, including changes in those responsibilities, and (3) the Company's performance in relation to its target financial goals for the prior fiscal year.


Annual Performance-Based Bonus

     All salaried employees, except the Company's executive officers, are eligible to receive cash bonuses under an annual performance-based incentive program ("Incentive Program") established each year by the Committee and approved by the Board of Directors. The Incentive Program is designed to motivate the Company's employees to achieve the Company's annual operating and financial goals. The executive officers participate in the Bonus Plan. The Bonus Plan allows the Committee to establish performance goals based on pre-tax earnings ("PTE"), earnings per share ("EPS") or both. The goals for both are established with the purpose of continuing the Company's record of superior performance in comparison with its competitors.

     For the 1998 fiscal year, the Bonus Plan and the Incentive Program measured the Company's achievement of its target financial goals for EPS. The target EPS goal was established early in the fiscal year as part of the Company's budgeting process and was approved by the Committee. Consistent with the Committee's compensation philosophy of tying a large percentage of total compensation to performance, the potential maximum bonus of each executive officer was a significant percentage of that individual's salary for the year. For the 1998 fiscal year, the target bonus amounts ranged from 50 percent of base salary, in the case of less senior executive officers, to 100 percent of base salary, in the case of the CEO. The target bonus percentages were based upon the results of the current year's compensation study and the recommendation of the compensation consultant.

     The amount of bonus payments depends upon the extent to which the Company achieves its target financial goals for the year. For the 1998 fiscal year, if the Company did not achieve 85 percent of the goal, no bonuses would be paid. For performance above the target, an additional bonus would be paid with a maximum bonus of 150 percent of the target bonus.

     The Company's performance for the 1998 fiscal year was above the minimum requirement for payment of a bonus but less than the target financial goal. As a result, bonuses were paid at the 70 percent level for the 1998 fiscal year.


Long-Term Incentive Compensation

     Grants under the Company's Stock Incentive Plans provide long-term incentive compensation and are a significant component of total compensation. These programs are a part of the Company's performance-based incentive compensation rewarding officers as total shareholder value increases. For executive officers and other officers, grants under the Stock Incentive Plans are made in the form of nonqualified stock options and restricted stock. Grants based on Circuit City Group stock are used for officers whose duties are principally for the Circuit City Group.

     The Committee considers stock-based grants to be an important means of ensuring that executive officers have a continuing incentive to increase the long-term return to shareholders and the value of the Company's stock. Stock-based grants also aid in retention of executives.

     Stock options generally vest and become exercisable ratably over a period of four years from the date of grant. The number of stock options to be granted to a particular executive officer is determined by the Committee. The Committee primarily uses a formula based on an individual's target bonus for the fiscal year and the market price of the Company's stock, as well as the results of compensation surveys to determine the appropriate grant size. Because the value of stock options is entirely a function of increases in the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement closely aligns the interests of the executive officers with those of the Company's shareholders.

     After receiving the recommendations of the compensation consultant about current industry practices, the Committee approved several changes to be implemented in the standard grant terms under the Stock Incentive Plan. The primary changes were extending the standard exercise period by one year to eight years; providing longer exercise periods after a death or disability; and accelerating vesting in the event of certain changes in control. The Committee concluded that these changes were consistent with the Company's compensation philosophy.

     The Committee, on advice of the compensation consultant, also determined that the Company should institute an additional long-term incentive program for senior management using restricted stock under the Stock Incentive Plan. The program provides for vesting at the end of a seven-year period. Accelerated vesting of the stock would be based on the Company's total shareholder return on Circuit City Group Stock measured against the performance of a peer group. The structure of the program and the amounts of the initial awards made during the 1998 fiscal year were based upon an analysis of industry practices and the compensation consultant's recommendation.

Other Matters

     To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company's more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company's Pension Plan, the Company approved a retirement benefit restoration plan to be implemented in fiscal year 1999. Subject to an annual limit, the benefit restoration plan and the Pension Plan together will provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The named executive officers will participate in this plan.

Chief Executive Officer's Compensation

     The Committee determined the compensation of Richard L. Sharp, the Company's Chairman and CEO, for the 1998 fiscal year in a manner consistent with the guidelines and policies described above. The Committee approved an increase in Mr. Sharp's salary based upon a review of comparable officers in the compensation peer group on a size-adjusted basis. The Committee kept Mr. Sharp's performance bonus target at 100 percent of salary. Mr. Sharp received a stock option grant for the 1998 fiscal year under the same formula as described above. Mr. Sharp did not receive a restricted stock grant under the new long-term incentive program.

     In establishing Mr. Sharp's compensation, the Committee has compared his compensation with the compensation of the CEOs of the compensation peer group in relation to the relative performance of the Company with respect to the compensation peer group. For setting Mr. Sharp's fiscal 1998 compensation, the Committee also considered the Company's performance during the 1997 fiscal year. The Committee recognized Mr. Sharp's leadership skills in assembling and developing a strong management team and guiding the Company through its significant growth during the last decade. The Committee also considered Mr. Sharp's strong technology background as well as his unique abilities to identify and develop additional high growth businesses, such as CarMax and Divx, for the benefit of the Circuit City Group shareholders. The Committee also is currently in the process of utilizing a compensation consultant to ensure that Mr. Sharp's entrepreneurial contributions to the Company are properly recognized.

     The Committee believes that the structure of incentives to Mr. Sharp is currently appropriate for Mr. Sharp's continuing role as Chairman and CEO in the overall operations of the Company, his role in the continuing development of the Circuit City and CarMax Presidents and his unique contributions to the Company's diverse businesses.

     The Committee believes that Mr. Sharp's actual compensation for the 1998 fiscal year was appropriate in light of all of the above considerations.

                     COMPENSATION AND PERSONNEL COMMITTEE

                             John W. Snow, Chairman
                             Robert S. Jepson, Jr.
                               Walter J. Salmon
                                Mikael Salovaara

Performance Graphs

                                [GRAPH]


TOTAL RETURN TO SHAREHOLDERS

Fiscal Year                     1993            1994            1995            1996            1997            1998
CIRCUIT CITY GROUP
 COMMON STOCK                  100.00          80.24            91.72           126.15          133.62          165.79
S&P 500 INDEX                  100.00         108.34           116.31           156.68          197.67          266.86
S&P RETAIL STORES
  COMPOSITE                    100.00         100.22            91.77           101.29          124.66          190.70


                                 [GRAPH]



TOTAL RETURN TO SHAREHOLDERS

                                2/4/97          2/28/97         2/28/98
CARMAX GROUP
 COMMON STOCK                   100.00           91.48            42.05
S&P 500 INDEX                   100.00          100.20           135.27
S&P RETAIL STORES
  COMPOSITE                     100.00          107.21           164.01

Employment Agreements and Change-in-Control Arrangements

     The Company has employment agreements with each of the executive officers named in the Summary Compensation Table. Generally, these agreements provide for annual salary review and participation in the Company's bonus, stock incentive and other employee benefit programs. They also provide for continuation of base salary for specified periods following termination by the Company without cause (two years in the case of Mr. Sharp, one year for the other named executive officers). In such circumstances, the agreements also generally provide that the employee will be paid any bonus to which he would otherwise be entitled for that year, such bonus to be prorated if termination occurs in the first six months of the year. The salary continuation generally extends for another year if the termination without cause follows a change of control. The Company's salary continuation obligation will decrease by up to 50 percent if the individual secures alternative employment; however, no decrease will occur if the termination is related to a change of control. In addition, if the employee voluntarily terminates the employment relationship within one year following a change of control, the employee will be entitled to continuation of base salary for a specified period of time (two years in the case of Mr. Sharp, one year for the other named executive officers) and potential payment of a bonus as indicated above. Each agreement contains provisions confirming the employee's obligation to maintain the confidentiality of proprietary information and not to compete with the Company for a specified period of time after the termination of his employment. The agreement with Mr. Birnbaum became effective in 1983. The agreement with Mr. Fitzsimmons became effective in 1988. The agreements with Messrs. Sharp and Chalifoux became effective in 1986 and 1989, respectively. The agreement with Mr. McCollough became effective in 1995. The current base salaries of Messrs. Sharp, McCollough, Birnbaum, Fitzsimmons, and Chalifoux under their employment agreements are $900,000, $600,000, $550,000, $500,000, and $500,000,
respectively.

     The named executive officers have been granted SARs in connection with the stock options granted to them under the Company's stock incentive plans. The options also provide for accelerated vesting in the event of a change of control. The SARs are Change of Control SARs that may only be exercised in the event of a change of control. Upon exercise of the SAR and the surrender of the related option, the holder is entitled to receive cash from the Company in the amount of the spread between the option exercise price and the market value of the Common Stock at the time of exercise, which value is determined by a formula designed to take into account the effect of the change of control. As of February 28, 1998, all outstanding Common Stock options and SARs relate to Circuit City Group Common Stock.


                           COMPENSATION OF DIRECTORS

     Directors who are not employees receive compensation of $6,250 per calendar quarter (this amount was increased in June 1997 from $5,500), plus $1,000 for attendance at each Board meeting and $500 for attendance at each committee meeting. Directors who serve as committee chairmen receive additional annual compensation of $2,000. Mr. Wurtzel and employees who are also directors do not receive directors' fees.

     Directors who are not full-time employees of the Company also receive awards under the 1989 Non-Employee Directors Stock Option Plan (the "1989 Plan"). Stock option grants under the 1989 Plan are automatic and relate to both Circuit City Group Common Stock and CarMax Group Common Stock. Every year on the date of the annual meeting of the Company's shareholders, stock options are automatically granted to each eligible director. If elected on a date other than the annual meeting date, a director also may be entitled to a grant at that time depending on the amount of time between the election and the next annual meeting. The options generally become exercisable three years after the date of the grant. The 1989 Plan provides that the number of shares of Circuit City Group Common Stock and CarMax Group Common Stock subject to the options is determined by dividing (i) the product of the Applicable Series Percentage (as defined below) and $75,000 by (ii) the Share Value Price (as defined below) of the relevant series of Common Stock. The "Applicable Series Percentage" is determined by dividing the Market Capitalization of the relevant series of Common Stock as of the grant date by the aggregate Market Capitalization of all outstanding series of Common Stock on such date. The "Market Capitalization" of a series of Common Stock as of any date is the product of (i) the Share Value Price of the series on such date and (ii) the number of Shares of the series outstanding on such date. The "Share Value Price" means the last reported sale price per share for the series on the New York Stock Exchange (or the exchange on which such shares are then traded) on the date of grant, or, if the shares did not trade on the date of grant, on the last day before the date of grant on which such shares traded. A like number of Change of Control SARs are automatically granted in connection with each stock option grant.

     On June 17, 1997, eight directors who are not full-time employees were each granted 428 CarMax Group Common Stock options at an option price of $14.00 per share and 1,923 Circuit City Group Common Stock options at an option price of $35.875 per share. Robert S. Jepson, Jr. joined the Board of Directors in August 1997 and was granted 452 CarMax Group Common Stock options at an option price of $12.94 per share and 2,022 Circuit City Group Common Stock options at an option price of $34.19 per share. These grants were under the 1989 Plan.

     Mr. Wurtzel, who formerly was employed by the Company as Chief Executive Officer, has an agreement with the Company relating to the cessation of his employment by the Company. Under the agreement, the Company agreed to pay Mr. Wurtzel the lump sum of $56,565 plus $11,275 in monthly installments from February 1996 to September 1998. He also receives annual perquisites valued at approximately $65,000. The installment payments will be adjusted to reflect changes over the term of the agreement in the value of certain employee benefits, which they were designed to replace. If Mr. Wurtzel dies while the agreement is still in effect, his beneficiary will continue to receive half the remaining payments that would have been made to him under the agreement. Mr. Wurtzel also executed a noncompete and confidentiality agreement that will be effective during the term of the agreement.


                           SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Company's officers, directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10 percent shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Form 5 for specified fiscal years, the Company believes that all its officers, directors and any greater than 10 percent beneficial owners complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 28, 1998, with the exception of one Form 4 which was filed late for W. Austin Ligon, Senior Vice President, covering the exercise of an option to buy shares in the month of December 1997.


                        ITEM 2 -- SHAREHOLDER PROPOSAL

     The Company's Board of Directors recommends that shareholders vote AGAINST the following shareholder proposal. Two institutional shareholders, The General Board of Pension and Health Benefits of the United Methodist Church and The Domini Social Equity Fund, have submitted the following supporting statement and shareholder proposal:


Shareholder Proposal

     We believe that companies preparing to be competitive in the twenty-first century must learn to compete in an increasingly diverse global marketplace. One of the ways this can be accomplished is by employing qualified people regardless of race, gender or physical challenge. We also believe the judgments and perspectives of a diverse board would improve the quality of corporate decision-making. Corporate boards are responsible for representing shareholder interests, and increasing numbers of shareholders are attaching equity value to board inclusiveness.

     The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age and race."

     Robert Campbell, CEO of Sun Oil, stated in a Wall Street Journal article dated August 12, 1996: "Often what a woman or minority person can bring to the board is some perspective a company has not had before -- adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all white male gathering. They can also be inspirational to the company's diverse workforce."

     In November 1996, a Blue Ribbon commission of the National Association of Corporate Directors released New Standards for Board Professionalism -- a sweeping set of recommendations for a professional boardroom culture, which urged corporate boards to "seriously consider . . . the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience . . . can bring to the boardroom."

     W.R. Grace's 1996 proxy book states their Board ". . . recognizes that its composition should reflect the global nature of the Company's operations and the diversity of its workforce. The Board also recognizes that it is in a unique position to "set the tone at the top" and to demonstrate its belief that diversity makes good business sense."

     Therefore, be it resolved the shareholders request:

   1. The Nominating Committee of the Board make a greater effort to search for qualified women and minority candidates for nomination to the Board of Directors;

   2. The Board issue a policy committing the Company to a more diverse Board, a program of steps, and the time line expected to move in this direction;


   3. The Company issue a report by September 1998 summarizing:

      a. efforts to encourage diversified representation on our Board

      b. criteria for Board qualification

      c. the process for selecting Board candidates

      d. the process for selecting Board committee members, including the Nominating Committee.


Board of Directors' Statement in Opposition

     The Company's Board of Directors embraces and concurs with the principle that diversity in all respects both strengthens its membership and increases its effectiveness. The goals advanced by the proposal have been and will continue to be achieved by the current selection process and criteria for Board membership. Thus, the Board believes the proposal is unnecessary.

     The Board strives to select for its membership highly qualified individuals who are dedicated to advancing the interests of the Company's shareholders. When vacancies on the Board occur, the Nominating and Structure Committee seeks individuals who, based on their background and other qualifications, can promote this goal in conjunction with the other members of the Board. The Committee actively seeks nominees who will bring diverse talents, experiences and perspectives to the Board's deliberations. The Board believes that, over the years, this approach has brought together a broad spectrum of Board members whose collective input has served shareholders well. The current members of the Board include chief executives, senior officers and board members of major public companies, representing retail and other industries; academic standouts in macroeconomics and retailing; individuals known for their leadership qualities; and individuals with significant experience in advertising, corporate finance and other major aspects of the Company's business.

     Approximately twenty percent of the current board members are members of racial or gender minorities. Today's Board of 11 members includes a woman and an African-American. The Board both desires and appreciates this specific diversity. However, it has set neither requirements nor limits on diversity. It believes that the Company and its shareholders are best served by a focus on the overall qualifications of Board members and their individual contributions to the Board as a whole, rather than by specific numeric goals for race, gender or any other category.

     The proposal seeks information on how Board and committee members are chosen. The Nominating and Structure Committee looks to the Board as a whole, as well as outside consultants, to suggest prospective Board members. It will also consider suggestions from shareholders who may submit suggestions by letter or under the formal procedures outlined at page 8 of the Proxy Statement. Once elected to the Board, directors serve on committees based on their particular expertise and experience as well as their own expressed preferences.

     The shareholder proposal seeks to require the Board to select candidates for the Board on the basis of race and gender. The proposal requests a step-by-step, timeline approach to a selection process that does not lend itself to a strict procedure. The proponents have no basis to believe the current diverse Board will not continue to draw prospective members from the broadest possible pool of candidates. Shareholders will not be benefited by abandoning the talents and experience of existing Board members in pursuit of arbitrary numeric goals.

     In the Board's view, the shareholder proposal is unnecessary because it's purpose has been and will continue to be accomplished without restricting or limiting the selection of directors. The best interests of the Company and its shareholders are served by the existing selection process and criteria.

     The Board recommends a vote AGAINST the shareholder proposal.


          RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP served during the Company's fiscal year ended February 28, 1998, as the Company's independent certified public accountants and has been selected as the Company's independent certified public accountants for the current fiscal year. Representatives of KPMG Peat Marwick LLP will be present at the meeting of the Company's shareholders. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                                OTHER BUSINESS

     If any other business, other than Items One and Two described in this proxy statement, properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

     At this time the Company does not know of any other business that will be presented to the meeting.


                   PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                          AT THE 1999 ANNUAL MEETING

     Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. Any such notice must be received (i) on or after March 1st and before April 1st of the year in which the meeting will be held, if clause (ii) is not applicable, or (ii) not less than 60 days before the date of the meeting if the date for such meeting prescribed in the Bylaws has been changed by more than 30 days. The shareholder's notice shall set forth (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder, (ii) the class and number of shares of stock of the Company beneficially owned by the shareholder, (iii) a representation that the shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice,
(iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business and (v) any interest which the shareholder may have in such business.

     Proposals that any shareholder desires to have included in the proxy statement for the 1999 annual meeting of shareholders must be received by the Company no later than January 12, 1999.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998, as filed with the Securities and Exchange Commission may be obtained by any shareholder after May 31, 1998, free of charge, upon written request to Office of the Corporate Secretary, Circuit City Stores, Inc., 9950 Mayland Drive, Richmond, Virginia 23233, or by calling (804) 527-4022.



                                        By Order of the Board of Directors

                                        /s/ Michael T. Chalifoux

                                        Michael T. Chalifoux, Secretary

May 12, 1998

                           CIRCUIT CITY STORES, INC.
              Proxy Solicited on Behalf of the Board of Directors
               for the Annual Meeting of Shareholders to be Held
                                 June 16, 1998

     The undersigned, having received the Annual Report to the Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated May 12, 1998, hereby appoints Richard L. Sharp and Robert L. Burrus, Jr., and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Circuit City Group Common Stock and CarMax Group Common Stock of Circuit City Stores, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 16, 1998, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote as set forth below.


          1. ELECTION OF DIRECTORS
DIRECTORS
RECOMMEND     [ ] FOR all nominees listed for the terms set       [ ] WITHHOLD AUTHORITY to vote
A VOTE FOR        forth in the Proxy Statement                        for all nominees listed
ITEM 1

            Nominees: Richard N. Cooper, Robert S. Jepson, Jr., Richard L.
            Sharp, Alan L. Wurtzel

            To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.






          2. SHAREHOLDER PROPOSAL (Described in the proxy statement)
DIRECTORS
RECOMMEND
A VOTE      [ ] FOR      [ ] AGAINST     [ ] ABSTAIN
AGAINST
ITEM 2

                             (continued on reverse)

  3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.


If you specify a choice as to the action to be taken on an item, this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR the named nominees in the proxy statement and AGAINST the shareholder proposal listed in the proxy statement. Any proxy or proxies previously given for the meeting are revoked.


                                            Dated:                      , 1998
                                                   ---------------------


                                            ----------------------------------
                                            (Signature)


                                            ----------------------------------
                                            (Signature if held jointly)
                                            Please sign exactly as the name
                                            appears hereon.

                                            [ ] I plan to attend the meeting

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.